THE FIRST AUSTRALIA PRIME INCOME FUND, INC.

IMPORTANT REMINDER

We have previously sent to you proxy material for the Annual Meeting of Shareholders scheduled for April 19, 2001. Your Board of Directors has unanimously recommended that shareholders vote FOR all items on the agenda, including proposals (the “Investment Proposals”) to amend the Fund’s investment objective, investment policies and investment restrictions, as well as a proposal to eliminate the requirement for shareholder approval of subsequent changes in the Fund’s investment policies.

Institutional Shareholder Services, the world’s leading independent provider of proxy voting advice to institutional investors has recommended a vote FOR all of the proposals on the agenda.

Your vote is important, no matter how many or how few shares you may own. Please note that if your shares are held in the name of a broker, you must return a proxy card in order for your shares to be voted on the Investment Proposals. Your broker can not vote your shares on the Investment Proposals without your instructions.

Whether or not you have already done so, please sign, date and return the enclosed proxy card today in the envelope provided to save the Fund from additional solicitation expenses.

Thank you for your support,

The First Australia Prime Income Fund, Inc.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, AT 1-888-750-5834

IMPORTANT NOTE:

You may be able to vote by telephone or on the Internet.
Please follow the instructions on your proxy card.